Exhibit 10.100

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT
AGREEMENT

This Amendment (“Amendment”) is made as of July 21, 2005, between Spanish Broadcasting System, Inc., a Delaware corporation with offices located at 2601 South Bayshore Drive, PH II, Coconut Grove, Florida 33133 (“SBS”) and Marko Radlovic (hereinafter referred to as “Employee”), an individual.

RECITALS

WHEREAS, SBS and Employee entered into a certain amended and restated employment agreement dated October 31, 2003 (the “Agreement”); and

WHEREAS, SBS and Employee wish to amend the Agreement pursuant to the term and conditions set forth herein below;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties understand and agree as follows:

The Agreement shall be amended as follows:

1. New Title.  The Agreement is amended by replacing “Chief Revenue Officer for SBS” with “Executive Vice President/Chief Operating Officer for SBS” where ever the former appears in the Agreement.

2. Discretionary Bonus.  Upon execution of this Amendment, SBS shall pay Employee a one time discretionary bonus in the amount of seventy five thousand dollars ($75,000.00).

3. Term.  Paragraph three of the Agreement is amended by changing the term to three (3) years commencing July 21, 2005 through and including July 20, 2008.

4. Automobile Allowance.  Paragraph 4(f) of the Agreement is amended by increasing the amount of the monthly automobile allowance to $1,750.00.

5. Performance Bonus.  Paragraph 4(c) is deleted in its entirety and replaced with the following:

(c) Performance Bonus.  Beginning July 1, 2005, Employee shall be eligible for the following performance bonuses:

(i)  SBS shall pay Employee thirty thousand dollars ($30,000) if net sales per quarter equals or exceeds the sales budget established by SBS’ Chief Financial Officer and Employee (the “Sales Budget”);

(ii)  SBS shall pay Employee fifteen thousand dollars ($15,000) if SBS’ net sales growth per quarter exceeds general market net sales growth for the same quarter based on Miller Kaplan reports;

(iii)  SBS shall pay Employee fifteen thousand dollars ($15,000) if net sales growth per quarter exceeds Univision’s net sales growth for the same quarter as reported by Univision on their quarterly earnings call;

(iv)  SBS shall pay Employee twenty five thousand dollars ($25,000) if Employee meets or exceeds SBS’ quarterly Broadcast Cash Flow (“BCF”) goal established by SBS’ CFO; and

(v)  An annual discretionary bonus, subject to Compensation Committee approval, based upon the CEO’s recommendation to the Committee with reference to Employee’s performance during the calendar year.

6. Additional Options.  Upon execution of this Agreement, Employee shall be eligible to receive, upon approval by the Compensation Committee of SBS’s Board of Directors (the “Compensation Committee”), stock options (the “Options”) to purchase up to 25,000 shares of SBS Class A common stock (the “Shares”) pursuant to the terms and conditions of SBS’ 1999 Stock Option Plan. The Options shall have an exercise price equal to the closing price of the Shares on the date the Compensation Committee approves the grant of such Options, and shall vest twelve (12) months after the Grant Date.

The remaining provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this 21st day of July 2005.

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Raúl Alarcón, Jr. Raúl Alarcón, Jr. President/CEO

EMPLOYEE

/s/ Marko Radlovic Marko Radlovic EVP/COO